Exhibit 10.43

[Albemarle Letterhead]
February 26, 2018
[Name of Employee]
4350 Congress Street, Suite 700
Charlotte, NC 28209
Dear [__]:
As you know, following receipt of information regarding potential improper payments being made by third party sales representatives of the Refining Solutions business of Albemarle Corporation (the “Company” or “we”), we promptly retained outside counsel and forensic accountants to investigate potential violations of the Company’s Code of Conduct (the “Code”), the Foreign Corrupt Practices Act (the “FCPA”) and other potentially applicable laws. As you also know, based on this internal investigation, we have voluntarily self-reported potential issues relating to the use of third party sales representatives in our Refining Solutions business to the U.S. Department of Justice (the “DOJ”) and Securities and Exchange Commission (the “SEC”), and intend to cooperate with the DOJ and SEC in their review of these matters. At this time, we are unable to predict the duration, scope or result associated with any investigations by the DOJ or SEC, what, if any, action may be taken by the DOJ or the SEC or what penalties or remedial actions the DOJ or the SEC may seek. Any determination that our operations or activities were not in compliance with applicable laws, rules or regulations could result in the imposition of fines, penalties, disgorgement, incarceration, equitable relief or other losses. For purposes of this letter agreement (this “Agreement”), the term “Scope” includes any conduct or activity which is or becomes the subject of any review, inquiry, investigation or proceeding (each, an “Investigation”) by the Company, the DOJ, the SEC or any other governmental or regulatory authority with respect to violations of the Code, the FCPA or any other anti-bribery or anti-corruption law relating to the use of third party sales representatives (including, without limitation, the subject matter of such self-report or any associated, related or similar matter), including, in the case of an Investigation by the Company, whether or not disclosed or reported to or investigated by any governmental or regulatory authority.
In connection with its consideration of bonuses (cash awards) for 2017 under the Company’s 2008 Incentive Plan, as amended and restated as of April 20, 2010 (the “Plan”), the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), pursuant to authority granted to it under the Plan, approved payment of a bonus to you upon and subject to the condition that, prior to any payment thereof, the Company shall have received from you a duly executed written agreement entitling the Company to clawback and recoup such bonus under certain circumstances. The Committee similarly conditioned its approval of bonuses to certain other members of management. You acknowledge and agree that the Company has the right and discretion to determine not to pay any bonus to you and is not obligated to pay any bonus to you and that, but for execution of this Agreement, the Company would not pay any bonus to you for 2017.
Accordingly, in consideration for authorization and payment of a bonus to you for 2017 under the Plan, you hereby agree that, upon a determination by the Company that (i) you engaged in unlawful conduct, wrongdoing or other misconduct within the Scope, (ii) you failed to fully cooperate (before or after the date hereof) with the Company, the DOJ, the SEC or any other governmental or regulatory authority in connection with any Investigation relating to the Scope, (iii) your conduct within the Scope violated the Company’s Code of Conduct or other policies of the Company, or (iv) you failed to exercise appropriate supervision or oversight with respect to conduct or activities within the Scope, the Company shall have the right to clawback and recoup any or all of the bonus for 2017 paid to you under the Plan. For purposes of this Agreement, “Misconduct” means any conduct covered by clause (i), (ii), (iii) or (iv) of the preceding sentence. Without limitation of the foregoing, if the Company notifies you of any such determination, you agree to return to the Company promptly (and, in any event, within 30 days after request therefor) all or any part of such bonus when as requested by the Company, without set-off, deduction or reduction of any kind, including without limitation, reduction for any taxes that may have been paid thereon. This Agreement shall remain in effect until 180 days after the final resolution of any and all Investigations relating to the Scope.
The Committee will have the full authority and discretion to interpret, make all determinations under and enforce this Agreement, including, without limitation, determination of when to assess whether any Misconduct shall have occurred, determination of whether any Misconduct shall have occurred and determination of the amount of and manner in which the bonus is to be recovered, in accordance with applicable law (including, without limitation, by seeking to clawback or recoup the bonus or by requiring forfeiture of or offsetting any incentive compensation due under any compensation plan, program or arrangement maintained by the Company or any of its affiliates or subsidiaries), except as provided below with respect to compensation subject to Internal Revenue Code Section 409A (including the regulations thereunder, “Section 409A”). The Committee shall be entitled to exercise its authority hereunder in full, regardless of any judicial action, enforcement action or other resolution by the DOJ, the SEC or any other governmental or regulatory authority. The Committee shall have the right to exercise its authority hereunder from time to time. For purposes of this Agreement, a “forfeiture” refers to any forfeiture or offset described in the parenthetical in the preceding sentence. Every interpretation, determination or other exercise of any authority or discretion by the Committee shall be conclusive and binding upon all parties.
In determining whether Misconduct has occurred, the Committee will have the full authority and discretion to consider any facts and circumstances (including, without limitation, any facts and circumstances identified by the Company in an Investigation by it), regardless of whether such facts and circumstances are derived from an Investigation by or reported or disclosed to the DOJ, the SEC or any other governmental or regulatory authority. Without limiting the foregoing, the Committee shall not be bound by any delay in or absence of any judicial action, enforcement action or other resolution or finding by the DOJ, the SEC or any other governmental or regulatory authority.
If the Committee determines that Misconduct has occurred and that the bonus or any part thereof should be recouped, it shall provide a written notice to you setting forth its determination.
This Agreement may be terminated by the Committee in its discretion without your consent at any time and may be amended by the Committee in its discretion without your consent at any time to the extent necessary to comply with applicable law. The Committee shall notify you of any such termination or amendment, but the failure to so notify or a delay in so notifying shall not render the termination or amendment unenforceable. Any award agreement or other document setting forth the terms and conditions of any compensation covered by this Agreement shall be deemed to incorporate this Agreement and, in the event of any conflict between this Agreement and any award agreement or other document, the terms of this Agreement will govern.
Any clawback, recoupment or forfeiture under this Agreement shall be in addition to any other remedies that may be available to the Company or to the Committee, including disciplinary actions up to and including termination of employment.
Section 409A generally provides that under certain circumstances the settlement of amounts owed by an employee by reducing an amount of deferred compensation that the employee is scheduled to be paid in the future may constitute an impermissible acceleration of payment of the deferred compensation, resulting in potential excise and other tax liabilities. Accordingly, it is the intent of the parties that this Agreement be interpreted and applied so that the Committee will be deemed not to have, and will not exercise, authority under this Agreement to require any offset or forfeiture under this Agreement to the extent that the possession or exercise of such authority would result in a violation of Section 409A; provided, however, that there is no guaranty or assurance to you that this Agreement will not result in adverse consequences to you under Section 409A and none of the Committee, the Company, its subsidiaries or affiliates or their officers, directors, employees or agents shall be liable to you in respect of adverse consequences under Section 409A.
Notices to you hereunder shall be given by written notice, shall be transmitted by personal delivery, registered or certified mail (return receipt requested, postage prepaid), internationally recognized courier service, facsimile or e-mail, and shall be addressed to you at your then most recent address set forth in the Company’s records. Each notice transmitted in such manner shall be deemed to have been delivered to you (i) as indicated by the return receipt, the mailing label, the affidavit of the messenger or the answerback, call back or e-mail receipt, as applicable, or (ii) when presented for delivery to you as so indicated during normal business hours, if such delivery shall have been refused for any reason.
THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF VIRGINIA, WITHOUT GIVING EFFECT TO THE LAWS, RULES AND PRINCIPLES OF SUCH STATE REGARDING CONFLICTS OF LAWS. You agree that any proceeding arising out of or relating to this Agreement or the breach hereof may be commenced and prosecuted in a court in such State. EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH PROCEEDING.
This Agreement shall also be binding upon and shall inure to the benefit of the respective successors and assigns of the parties. This Agreement and, to the extent not inconsistent herewith, the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and cancel all of the previous or contemporaneous contracts, representations, warranties and commitments (whether oral or written) by or between the parties with respect to the subject matter hereof. Each of a party’s obligations herein shall be independent of its other obligations. Except as expressly set forth above, no amendment or other modification of this Agreement (including by reason of any award agreement or other employment, compensation or benefit documentation) shall be binding upon a party unless it is set forth in a written instrument which expressly states that it modifies this Agreement and which is executed and delivered by each party. No waiver of any provision hereof shall be binding upon a party unless such waiver is expressly set forth in a written instrument which is executed and delivered by such party. This Agreement may be signed in any number of counterparts and shall become effective at such time as counterparts shall have been executed and delivered by each of the parties, regardless of whether both of the parties have executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of both of the parties. A facsimile or PDF of an original shall be as effective as delivery of such original. If any provision hereof shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Any provision that is so invalid, unenforceable or illegal in such jurisdiction shall be reformed (and other provisions shall be added) to the minimum extent necessary to cause such provision to become valid, enforceable and legal and to preserve the benefits intended to be afforded thereby.
You warrant and represent that your decision to accept this Agreement is (i) not made in reliance on any inducement, promise or representation whether express or implied, other than the inducements, representations and promises expressly set forth in this Agreement and (ii) not the result of any threats or other coercive action to induce acceptance of this Agreement. You warrant and represent that you have had adequate opportunity to review this Agreement, have carefully read and fully understand all of this Agreement and have voluntarily entered into this Agreement by signing below.
Very truly yours,
ALBEMARLE CORPORATION
By:
Name:
Title:
Agreed as of the date first above written.
_________________________________
[Name of Employee]